Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 30, 2018

Contact:	Lori Green 707-431-4445 lori@truetthurst.com

Truett-Hurst, Inc. Announces Appointment of New Chief Financial Officer

(HEALDSBURG, Calif.) – April 30, 2018

Truett-Hurst, Inc. (the “Company”) today announced the appointment of Karen Weaver as Chief Financial Officer (CFO) of the Company, effective April 27, 2018, in which capacity Ms. Weaver will also serve as the Company’s Principal Financial Officer and Principal Accounting Officer.

Mr. Phillip Hurst, the Company’s Chief Executive Officer stated, “Karen has done outstanding work as our Corporate Controller and will bring extensive experience managing public company finance teams across industries and a process-driven approach to the position of CFO. We look forward to working with Karen in this new role.”

Ms. Weaver has served as Vice President, Corporate Controller of the Company since December 18, 2017. She was previously employed by Amyris, Inc. (“Amyris”), a publicly-traded biotechnology company as Vice President and Corporate Controller from 2012 until 2014 and Vice President, Finance from 2014 until 2017. In August 2013, she was appointed Principal Accounting Officer of Amyris. From 2009 until 2011, Ms. Weaver served as Vice President and Corporate Controller of Sonic Solutions, a publicly-traded global digital media software and entertainment solutions provider, where Ms. Weaver oversaw a global finance team. Ms. Weaver has approximately 30 years of management, leadership and industry experience leading finance functions for early stage to public companies, with domestic and foreign operations in the technology, biotechnology, manufacturing and financial services industries.

About Truett-Hurst, Inc.

Truett-Hurst, Inc. (NASDAQ: THST) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC., an innovative super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek Valley of Sonoma County, California. Truett-Hurst, Inc. is headquartered in Healdsburg, California.